Exhibit 99.1
Randy Ramlo to retire as CEO of United Fire Group in 2022
Ramlo to continue in his role until a successor is named

CEDAR RAPIDS, Iowa — February 22, 2022 — Today, United Fire Group, Inc. (Nasdaq: UFCS) (“UFG”) President and Chief Executive Officer Randy Ramlo announced he will retire from the company in 2022. A long-term UFG employee, Mr. Ramlo has served in his current role since May 2007.

“It has been an honor to serve as CEO and I am proud of the growth and success of the company during my tenure,” Ramlo said. “After 15 years as CEO, the time is right to retire. I am looking forward to helping a new leader continue moving our business – and our culture – into the future.”

Mr. Ramlo joined UFG in 1984 as an underwriter. Since then, he has held a variety of leadership roles, including vice president of fidelity and surety and chief operating officer. Mr. Ramlo has been instrumental in building “One UFG,” the company’s strategic plan that prioritizes long-term profitability, diversified growth and continuous innovation in an ever-changing industry.

“I want to thank Randy for his leadership and dedication to our company,” said Jim Noyce, chairman of the UFG board of directors. “His knowledge of our industry, combined with his ability to build long-lasting relationships, has served our company and its employees, agents, policyholders and shareholders well. He leaves us in a good position to build value well into the future.”

Mr. Ramlo will continue in his current role until a successor is named and intends to remain in a consulting role to the company during the transition process following the appointment of a new CEO. Mr. Ramlo’s anticipated retirement date from UFG is October 31, 2022, pending the successful completion of an executive search process for his successor.

About UFG
Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.
Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.
For more information about UFG, visit www.ufginsurance.com or contact:
Randy Patten, AVP and Interim Co-Chief Financial Officer, 319-286-2537 or IR@unitedfiregroup.com.